EXHIBIT 2.1
(Translation)

Business Integration Agreement
(Joint Share Transfer Agreement)

Nippon Oil Corporation (“Nippon Oil”) and Nippon Mining Holdings, Inc. (“Nippon Mining”) hereby enter into this agreement (the “Agreement”) with respect to the business integration of Nippon Oil and its subsidiaries (collectively, the “Nippon Oil Group”) with Nippon Mining and its subsidiaries (collectively, the “Nippon Mining Group”, and together with the Nippon Oil Group, the “Groups”) as follows.

Chapter I: General

Article 1  (Definitions)

In this Agreement, the following terms shall have the meanings set forth below:

(1) “Business Integration” means the integration of businesses and management of the Groups.

(2) “Share Transfer Plan” means the share transfer plan to be prepared by Nippon Oil and Nippon Mining on the date of execution of this Agreement, attached hereto as Attachment 1.

(3) “Share Transfer” means a joint share transfer to be conducted in accordance with the provisions of the Share Transfer Plan.

(4) “Exchange Ratio” means the number of shares of the Holding Company to be allotted for each share of common stock of Nippon Oil and Nippon Mining upon the Share Transfer.

(5) “Holding Company” means the new company to be incorporated through the Share Transfer.

(6) “Integrated Group” means the group consisting of the Holding Company and its subsidiaries.

(7) “Petroleum Refining and Marketing Business Company” means the wholly-owned core operating subsidiary of the Holding Company operating the petroleum refining and marketing business of the Integrated Group.

(8) “Oil and Natural Gas Exploration and Production Business Company” means the wholly-owned core operating subsidiary of the Holding Company operating the petroleum exploration and production business of the Integrated Group.

(9) “Metals Business Company” means the wholly-owned core operating subsidiary of the Holding Company operating the metals business of the Integrated Group.

(10) “Core Business Company” means each of the Petroleum Refining and Marketing Business Company, the Oil and Natural Gas Exploration and Production Business Company, and the Metals Business Company.

(11) “Other Group Company” means any company within the Integrated Group, other than the Holding Company and the Core Business Companies.

(12) “Listed Subsidiary” means any Other Group Company whose shares are listed on a financial instruments exchange.

(13) “Functional Subsidiary” means Other Group Company that supports common functions of each company of the group such as finance, purchase, and business service.

(14) “Independent Business Company” means Other Group Company that conducts business independent from, and without relation to, the businesses of any of the Core Business Companies.

(15) “Nippon Petroleum Refining” refers to Nippon Petroleum Refining Company, Limited.

(16) “Nippon Oil Exploration” refers to Nippon Oil Exploration Limited.

(17) “Japan Energy” refers to Japan Energy Corporation.

(18) “Nippon Mining & Metals” refers to Nippon Mining & Metals Co., Ltd.

(19) “Japan Energy Development” refers to Japan Energy Development Co., Ltd.

(20) “Basic Agreement Date” means December 4, 2008, the date on which Nippon Oil and Nippon Mining agreed to the Business Integration.

(21) “Base Year End” means March 31, 2009.

(22) “Base Year” means the fiscal year that ended on the Base Year End.

(23) “Laws and Regulations, Etc.” refers to laws, cabinet orders, ministerial ordinances and prefectural ordinances (regardless of the name) promulgated by a national or local government, as well as rules promulgated by financial instruments exchanges or other self-regulatory organizations, within and outside of Japan.

(24) “Holding Company Establishment Date” means April 1, 2010, or such other date as may be agreed by Nippon Oil and Nippon Mining upon consultation, for any procedural purpose or other reasons.

(25) “Core Business Company Establishment Date” means July 1, 2010, or such other date as may be agreed by Nippon Oil and Nippon Mining upon consultation, for any procedural purpose or other reasons.

(26) “Existing Stock Acquisition Rights” means stock acquisition rights that were issued and outstanding at the time of execution of this Agreement.

(27) “Nippon Oil Financial Statements” refers to the consolidated financial statements and non-consolidated financial statements of Nippon Oil for the Base Year.

(28) “Nippon Mining Financial Statements” refers to the consolidated financial statements and non-consolidated financial statements of Nippon Mining for the Base Year.

(29) “Japanese GAAP” means accounting principles generally accepted in Japan.

(30) “Confidential Information” means any of the information listed in each Item of Article 25, Paragraph 1 hereof (but excluding information that falls under any of the Items of Article 25, Paragraph 2).

Article 2  (Business Integration)

1. Nippon Oil and Nippon Mining shall effect the Business Integration in accordance with the provisions of this Agreement.

2. Pursuant to the Share Transfer Plan, Nippon Oil and Nippon Mining shall establish the Holding Company; integrate the petroleum refining and marketing businesses, the petroleum exploration and production businesses and the metals businesses of the Groups to establish the Core Business Companies; and integrate and reorganize Other Group Companies.

3. Companies or organizations engaged in any common business, function or affairs in the Groups shall be integrated to the extent practicable.

Article 3  (Objectives of Business Integration and Basic Concepts)

1. In order to anticipate future structural changes in the business environment in each of the energy, resources and materials industries, and to be successful amidst intensifying competition, Nippon Oil and Nippon Mining will conduct a full-scale Business Integration for the purpose of further strengthening their management base and progressing under a new management philosophy, leading to a stable and efficient supply of energy, resources and materials domestically and internationally.

2. The basic concept for the Business Integration is as follows:

(1) The Groups will, on an equal footing, fully integrate their management functions across all their business operations, and the Groups aim to become one of the world’s leading integrated energy, resources and materials groups, operating in the areas of petroleum refining and marketing, oil exploration and production, and metals by combining their management resources and utilizing their combined strength to the fullest extent possible.

(2) The Integrated Group will develop and pursue aggressive strategies for global growth, with efforts focused on maximizing corporate value by allocating management resources to the operations with highest profitability under the concept of “Best Practices.”

(3) The Integrated Group will, at an early stage, effect a comprehensive restructuring of the petroleum refining and marketing sector, in a way that would not have been possible without the Business Integration.

Chapter II: Schedule and Method of Business Integration

Article 4  (Business Integration Schedule)

1. The schedule for the Business Integration shall be as follows. Provided, however, that the schedule may be changed upon consultation between Nippon Oil and Nippon Mining if such change is deemed necessary in accordance with the progress of the Business Integration.

October 30, 2009	Meeting of the board of directors to approve and authorize the execution of this Agreement and the preparation of the Share Transfer Plan;
Execution of this Agreement and preparation of the Share Transfer Plan
October 31, 2009	Public notice of the record date for the extraordinary general meeting of shareholders
November 15, 2009	Record date of the extraordinary general meeting of shareholders
January 27, 2010	Extraordinary general meeting of shareholders for the approval of the Share Transfer Plan
March 29, 2010	Date of delisting of shares
April 1, 2010	Holding Company Establishment Date (incorporation registration date);
Date of listing of the Holding Company’s shares
July 1, 2010	Core Business Company Establishment Date

Article 5  (Incorporation of Holding Company, Exchange Ratio, and Amendments to the Articles of Incorporation)

1. Nippon Oil and Nippon Mining shall establish the Holding Company through the Share Transfer. Nippon Oil and Nippon Mining shall become wholly-owned subsidiaries of the Holding Company upon the establishment of the Holding Company.

2. The Exchange Ratio of the Share Transfer in the preceding paragraph shall be as follows. Any fraction constituting less than one (1) share shall be handled in accordance with Article 4, Paragraph 3 of the Share Transfer Plan.

(1) 1.07 shares of common stock of the Holding Company per one (1) share of common stock of Nippon Oil

(2) 1.00 share of common stock of the Holding Company per one (1) share of common stock of Nippon Mining

3. Nippon Oil and Nippon Mining confirm that the Exchange Ratio has been determined based on the assumptions set forth below and based on negotiation. If any of the events set forth in each Item of Article 27,

Paragraph 2 occurs after the execution of this Agreement and before the establishment of the Holding Company, the parties shall consult in good faith as to whether or not it is necessary to revise the Exchange Ratio and details.

(1) Between the date of execution of this Agreement and the establishment of the Holding Company, no action shall be taken by either Nippon Oil or Nippon Mining which leads to a change in the total number of issued shares of such company (including the issuance of stock acquisition rights or bonds with stock acquisition rights, and other acts which are likely to indirectly lead to a change in the total number of issued shares), except for the issuance of new shares of Nippon Mining upon the exercise of Existing Stock Acquisition Rights.

(2) No resolution shall be passed for the distribution of surplus for a record date between the date of execution of this Agreement and the date of establishment of the Holding Company, except for the distribution of surplus set forth in Article 8 of the Share Transfer Plan.

4. Nippon Oil and Nippon Mining shall convene their respective extraordinary general meetings of shareholders on January 27, 2010, setting November 15, 2009 as the record date, to approve the Share Transfer Plan, to amend the articles of incorporation (details of which are set forth in the following paragraph) and to resolve any other matters necessary for the Share Transfer; provided, however, that the record date or the date of the extraordinary general meetings of shareholders may be changed upon consultation between Nippon Oil and Nippon Mining if such change is deemed necessary in accordance with the progress of the Share Transfer or for any other reason.

5. Nippon Oil and Nippon Mining shall, at their respective extraordinary general meetings of shareholders described in the preceding paragraph, resolve to delete the provision regarding the record date of the ordinary general meetings of shareholders provided in their respective articles of incorporation as of March 31, 2010 (on the condition that the Share Transfer Plan remains effective until the day prior to March 31, 2010, and that the Share Transfer is not suspended).

Article 6  (Establishment of the Petroleum Refining and Marketing Business Company)

1. Nippon Oil and Nippon Mining shall establish the Petroleum Refining and Marketing Business Company as follows:

(1) Nippon Oil and Japan Energy shall enter into a merger agreement on or after the Holding Company Establishment Date, and Nippon Oil shall effect an absorption merger (kyushu-gappei) with Japan Energy as of the Core Business Company Establishment Date.

(2) Nippon Oil and Nippon Petroleum Refining shall enter into a merger agreement on or after the Holding Company Establishment Date, and Nippon Oil shall effect an absorption merger (kyushu-gappei) with Nippon Petroleum Refining as of the Core Business Company Establishment Date. The absorption merger (kyushu-gappei) prescribed in this Item shall be subject to the effectiveness of the merger described in Item (1) above.

(3) Nippon Oil and the Holding Company shall enter into an absorption demerger (kyushu-bunkatsu) agreement on or after the Holding Company Establishment Date, and the rights and obligations held by Nippon Oil relating to the subsidiaries’ management functions, etc. shall be transferred to the Holding Company thought an absorption demerger (kyushu-bunkatsu) pursuant to the provisions of Article 9, Item (2) (such transfer shall include the shares of Nippon Oil Exploration and the shares of Japan Energy Development acquired from Japan Energy through the merger described in Item (1) above, as well as shares of the Listed Subsidiaries, the Functional Subsidiaries, and the Independent Business Companies, but excluding rights and obligations transferred to Nippon Oil from Nippon Oil Exploration through the absorption demerger (kyushu-bunkatsu) prescribed in Item (4) below) as of the Core Business Company Establishment Date. The absorption demerger (kyushu-bunkatsu) shall be subject to the effectiveness of the merger described in Item (2) above.

(4) Nippon Oil and Nippon Oil Exploration shall enter into an absorption demerger (kyushu-bunkatsu) agreement on or after the Holding Company Establishment Date, and the rights and obligations held by Nippon Oil relating to the oil exploration and production business, etc. (including the oil exploration and production business acquired by Nippon Oil from Japan Energy pursuant to the merger described in Item (1) above) shall be transferred to Nippon Oil Exploration from Nippon Oil as of the Core Business Company Establishment Date, through an absorption demerger (kyushu-bunkatsu). The absorption demerger (kyushu-bunkatsu) prescribed in this Item shall be subject to the effectiveness of the absorption demerger (kyushu-bunkatsu) described in Item (3) above.

2. After the effectiveness of the absorption demerger (kyushu-bunkatsu) described in Item (4) of Paragraph 1 above, Nippon Oil shall become the Petroleum Refining and Marketing Business Company.

Article 7  (Establishment of the Oil and Natural Gas Exploration and Production Business Company)

1. Nippon Oil and Nippon Mining shall establish the Oil and Natural Gas Exploration and Production Business Company as follows:

(1) Pursuant to Article 6, Paragraph 1, Item (4), Nippon Oil shall transfer the rights and obligations described therein to Nippon Oil Exploration as of the Core Business Company Establishment Date.

(2) Nippon Oil Exploration and Japan Energy Development shall enter into a merger agreement on or after the Holding Company Establishment Date, and Nippon Oil Exploration shall effect an absorption merger (kyushu-gappei) with Japan Energy Development as of the Core Business Company Establishment Date. The absorption merger (kyushu-gappei) described in this Item shall be subject to the effectiveness of the absorption demerger (kyushu-bunkatsu) described in Item (1) above.

2. After the merger described in Item (2) of Paragraph 1 above is effected, Nippon Oil Exploration shall become the Oil and Natural Gas Exploration and Production Business Company.

Article 8  (Establishment of the Metals Business Company)

1. Nippon Oil and Nippon Mining shall establish the Metals Business Company as follows:

(1) Nippon Mining and Nippon Mining & Metals shall enter into a merger agreement on or after the Holding Company Establishment Date, and Nippon Mining shall effect an absorption merger (kyushu-gappei) Nippon Mining & Metals as of the Core Business Company Establishment Date.

(2) Nippon Mining and the Holding Company shall enter into an absorption demerger (kyushu-bunkatsu) agreement on or after the Holding Company Establishment Date, and Nippon Mining shall transfer rights and obligations relating to the subsidiaries’ management functions, etc. to the Holding Company (including the shares of the Listed Subsidiaries, the Functional Subsidiaries, and the Independent Business Companies) through the absorption demerger (kyushu-bunkatsu) pursuant to the provisions of Article 9, Item (2) as of the Core Business Company Establishment Date. The absorption demerger (kyushu-bunkatsu) prescribed in this Item shall be subject to the effectiveness of the merger prescribed in Item (1) above.

2. After the absorption demerger (kyushu-bunkatsu) described in Item (2) of Paragraph 1 above is effected, Nippon Mining shall become the Metals Business Company.

Article 9  (Restructure of Other Group Companies)

Nippon Oil and Nippon Mining shall restructure Other Group Companies pursuant to the following principles:

(1) Companies engaging in businesses relating to the petroleum refining and marketing business, the oil and natural gas exploration and production business, or the metals business shall become subsidiaries of the respective Core Business Company. However, the Listed Subsidiaries shall be treated pursuant to the provisions of Item (2) below.

(2) Listed Subsidiaries, Functional Companies, and Independent Business Companies shall become direct subsidiaries of the Holding Company.

Article 10  (Inheritance of Assets and Liabilities by the Holding Company)

Nippon Oil and Nippon Mining shall, in principle, transfer to the Holding Company their respective assets and liabilities that relate to the operation of the whole Integrated Group or the businesses of more than one of the Core Business Companies through a absorption demerger (kyushu-bunkatsu) described in Article 6, Paragraph 1, Item (3) and Article 8, Paragraph 1, Item (2).

Chapter III: Philosophy and Business Strategy, etc. of the Integrated Group

Article 11  (Basic Philosophy and Objectives of the Integrated Group)

Following the establishment of the Holding Company, the Integrated Group shall operate under the basic philosophy and objectives set out below:

(1) in the business areas of “energy, resources, and materials,” the Integrated Group shall seek harmony with the global environment and coexist with society and establish sound and transparent corporate governance and an appropriate and expeditious business operation; thereby contributing to the creation and development of a sustainable economy and society; and

(2) pursue stable and efficient supply and creativity and innovation in all aspects of energy, resources and materials under a vertically integrated operating structure.

Article 12  (Basic Roles of the Companies Comprising the Integrated Group)

1. The Holding Company shall, to maximize the corporate value of the group companies, establish mid- to long-term group strategies and strategically distribute management resources to realize such strategies, and pursue the business development and innovation of the whole group and synergies with the Core Business Companies and Other Group Companies.

2. The Core Business Companies shall, as the core of the business operations of the Integrated Group, promote the petroleum refining and marketing business, the oil and natural gas exploration and production business, and the metals business.

3. Nippon Oil and Nippon Mining shall discuss such matters as may be necessary to smoothly operate the Integrated Group, and agree to such matters in writing by the Holding Company Establishment Date.

Article 13  (Basic Business Strategies of the Integrated Group)

The basic business strategies of the Integrated Group are described in Attachment 2.

Article 14  (Business Goals of the Integrated Group)

1. Following the execution of this Agreement, Nippon Oil and Nippon Mining shall conduct a review of the expected future business environment, the competitiveness of the Integrated Group, the strategy and profitability of each business, and the optimal distribution of management resources for the future, etc., and shall formulate a long-term vision and a mid-term management plan for the Integrated Group for the three (3) years beginning with the Fiscal Year 2010. The vision and the plan shall be announced by the Holding Company around April 2010.

2. The long-term vision and the mid-term management plan described in Paragraph 1 above shall include the goal of achieving, at an early stage, a return on equity of at least ten (10) per cent on a consolidated basis, and a debt to equity ratio of not more than 1.0 on a consolidated basis.

Article 15  (Reduction of Refining Capacity)

1. After the Core Business Company Establishment Date, the Integrated Group shall reduce its petroleum refining capacity by approximately 400 thousand BPSD by March 31, 2011, as compared to the refining capacity on the Basic Agreement Date. A detailed breakdown of and the method for such reduction shall be determined following discussion between Nippon Oil and Nippon Mining.

2. In addition to the matter prescribed in Paragraph 1 above, the Integrated Group shall further reduce its petroleum refining capacity by 200 thousand BPSD by March 31, 2015, at the latest. The specific method for such reduction shall be determined in the future.

Article 16  (Synergies)

1. During the period between the establishment of the Holding Company in April 2010 and March 31, 2013, Nippon Oil and Nippon Mining will proceed on the understanding that the Integrated Group will realize synergies of 60 billion yen or more per year from the Business Integration, the breakdown of which shall be as follows:

(1) Refinery division:	14 billion yen
(2) Crude Oil Procurement/Supply Coordination/Transportation division:	13 billion yen
(3) Purchase division:	10 billion yen
(4) Reduction of other costs:	23 billion yen

2. The Integrated Group shall proceed to seek to increase the amount of the synergies referred to in Paragraph 1 above by 40 billion yen per year by March 31, 2015, with the aim of achieving synergies of a total annual amount of 100 billion yen or more.

Chapter IV: The Management Structure of the Holding Company
and the Core Business Companies

Article 17  (Corporate Governance of the Holding Company and the Core Business Companies)

The organizational structure of the Holding Company and the Core Business Companies shall be as follows:

(1) The Holding Company shall be a company with a board of directors and a board of auditors.

(2) The Core Business Companies shall be companies with a board of directors and auditors.

(3) The Holding Company and the Core Business Companies shall adopt executive officer system.

(4) The Holding Company shall elect executive officers by a resolution of the board of directors pursuant to the provisions of its articles of incorporation.

(5) The Holding Company shall elect one (1) president and executive officer, and executive vice president(s), senior executive officer(s), and managing executive officer(s) by a resolution of the board of directors pursuant to the provisions of its articles of incorporation.

(6) The Holding Company shall elect one president of each Core Business Company as its part-time director.

(7) Each Core Business Company shall elect a standing corporate auditor of the Holding Company as its auditor.

Article 18  (Structure of Executive Officers of the Holding Company and the Core Business Companies)

1. The directors and auditors at the time of establishment of the Holding Company shall be as prescribed in Article 3 of the Share Transfer Plan, and the structure of executive officers as of the Holding Company Establishment Date shall be as follows:

Representative Director and Chairman of the Board	Shinji Nishio
Representative Director and President, President and Executive Officer	Mitsunori Takahagi
Director, Executive Vice President	Shigeo Hirai
Director, Senior Executive Officer	Kiyonobu Sugiuchi
Director, Managing Executive Officer	Yukio Yamagata
Director, Managing Executive Officer	Kazuo Kagami
Director, Managing Executive Officer	Ichiro Uchijima
Director, Managing Executive Officer	Junichi Kawada
Director (Part-time)	Yasushi Kimura (concurrent serving as the President of Petroleum Refining and Marketing Business Company)
Director (Part-time)	Isao Matsushita (concurrent serving as the Executive Vice President of Petroleum Refining and Marketing Business Company)
Director (Part-time)	Makoto Koseki (concurrent serving as the President of Oil and Natural Gas Exploration and Production Business Company)
Director (Part-time)	Masanori Okada (concurrent serving as the President of Metals Business Company)
Outside Director	Etsuhiko Shoyama
Outside Director	Juichi Takamura
Outside Director	Masahiro Sakata
Outside Director	Hiroshi Komiyama
Standing Corporate Auditor	Fumio Ito
Standing Corporate Auditor	Hideo Tabuchi
Outside Corporate Auditor	Masao Fujii
Outside Corporate Auditor	Hidehiko Haru
Outside Corporate Auditor	Hiroyasu Watanabe
Outside Corporate Auditor	Mitsudo Urano

2. The representative director and president of each Core Business Company as of the Core Business Company Establishment Date shall be as follows:

(1)	Petroleum Refining and Marketing Business Company Representative Director and President	Yasushi Kimura
(2)	Oil and Natural Gas Exploration and Production Business Company Representative Director and President	Makoto Koseki
(3)	Metals Business Company Representative Director and President	Masanori Okada

Article 19  (Organization of the Holding Company)

The Holding Company shall establish the following departments and offices, which shall have approximately 90 personnel in total:

(1) Clerk’s Office for Auditors

(2) Secretary Department

(3) CSR Promotion Department

(4) Audit Department

(5) Integration Promotion Department

(6) Planning Department No. 1

(7) Planning Department No. 2

(8) General Affairs Department

(9) Legal Affairs Department

(10) Accounting Department

(11) Finance/IR Department

Article 20  (Trade Names and Locations of Head Offices of the Holding Company and the Core Business Companies, and Name of the group)

1. The trade names of the Holding Company and the Core Business Companies, and the name of the Integrated Group shall be as follows:

(1) Holding Company
JX Holdings Kabushiki Kaisha
(English name: JX Holdings, Inc.)

(2) Petroleum Refining and Marketing Business Company
JX Nikko Nisseki Energy Kabushiki Kaisha
(English name: JX Nippon Oil & Energy Corporation)

(3) Oil and Natural Gas Exploration and Production Business Company
JX Nikko Nisseki Kaihatsu Kabushiki Kaisha
(English name: JX Nippon Oil & Gas Exploration Corporation)

(4) Metals Business Company
JX Nikko Nisseki Kinzoku Kabushiki Kaisha
(English name: JX Nippon Mining & Metals Corporation)

(5) Name of the Integrated Group
JX Group
(English name: JX Group)

2. The location of head offices of the Holding Company and each of the Core Business Companies shall be 6-3, Otemachi 2-chome, Chiyoda-ku, Tokyo.

Article 21  (Listing of Shares and the Shareholder Register Administrator)

1. The shares to be issued by the Holding Company shall be listed on the Tokyo Stock Exchange, the Osaka Securities Exchange and the Nagoya Stock Exchange on the Holding Company Establishment Date.

2. The administrator of the shareholder register of the Holding Company shall be The Chuo Mitsui Trust and Banking Company, Limited.

Article 22  (Dividends and Business Management Fees to the Holding Company)

Dividends and business management fees to be received by the Holding Company from the Core Business Companies and Other Group Companies shall be as follows:

(1) The Holding Company shall receive dividends from the Core Business Companies and Other Group Companies, and shall allocate such dividends for resources for external payment of dividends, internal reserve, and funds for capital investment of each of the group companies, etc.

(2) The operating costs of the Holding Company shall be borne by the Core Business Companies on a pro-rata basis, and the Holding Company shall receive payment from the Core Business Companies as a management administration fee.

(3) The policies regarding the dividends prescribed in Item (1) above and the details of the business management fee prescribed in Item (2) above shall be decided upon consultation between Nippon Oil and Nippon Mining.

Chapter V: General Clauses

Article 23  (Obligations relating to the Business Integration)

1. Nippon Oil and Nippon Mining shall ensure that the Integration Preparatory Committee and each ad hoc committee comprising officers and employees of the Groups continue to exist and discuss matters necessary for the Business Integration.

2. In order to implement the Business Integration lawfully and smoothly, Nippon Oil and Nippon Mining shall, upon mutual consultation, timely and properly follow procedures and take measures deemed necessary under domestic or foreign competition laws, including prior consultation with the Japan Fair Trade Commission.

3. In order to implement the Business Integration lawfully and smoothly, Nippon Oil and Nippon Mining shall, upon mutual consultation, timely and properly follow procedures and take measures deemed necessary under Laws and Regulations, Etc., in addition to those provided in the preceding paragraph.

4. Nippon Oil and Nippon Mining shall, during the period after the execution of this Agreement and before the establishment of the Holding Company and upon the request of the other party, disclose or provide any requested documents or information relating to the Nippon Oil Group or the Nippon Mining Group, to the extent deemed necessary for lawful and smooth implementation of the Business Integration.

5. In the Share Transfer, the Holding Company shall not deliver to the holders of Existing Stock Acquisition Rights any stock acquisition right of the Holding Company as substitute for the Existing Stock Acquisition Rights, and Nippon Mining shall cancel all Existing Stock Acquisition Rights during the period after the execution of this Agreement and before the establishment of the Holding Company.

6. If any of the events set forth in each Item of Paragraph 1 or Paragraph 2 of Article 27 occurs, or is found to be likely to occur, to either Nippon Oil or Nippon Mining after the execution of this Agreement and before the establishment of the Holding Company, such party shall immediately notify the other party of such event.

7. Prior to the implementation of the Business Integration, Nippon Oil and Nippon Mining shall use their best efforts to obtain all third-party consents to the implementation of the Business Integration required under any material agreement of such party, or under any material agreement that may be terminated as a result of the Business Integration. For purposes of this provision, “material agreement” means an agreement, the termination of which would materially affect the business or financial conditions of the Nippon Oil Group or the Nippon Mining Group, the implementation of the Business Integration, or the performance of the obligations hereunder by the Nippon Oil Group or the Nippon Mining Group.

8. Between the date of execution of this Agreement and the date of the establishment of the Holding Company, neither Nippon Oil nor Nippon Mining may, without the other party’s prior written consent, engage in any act which leads to a change in the assumptions set forth in each Item of Article 5, Paragraph 3.

9. In addition to the actions specified in the preceding paragraphs, Nippon Oil and Nippon Mining shall, or shall cause their subsidiaries or the Holding Company or the Core Business Companies to, execute any necessary agreements, pass resolutions at their board of directors or other bodies, exercise voting rights at general meetings of shareholders, or take other necessary procedures stipulated by Laws and Regulations, Etc., or internal rules, in order to implement the Business Integration in accordance with the provisions of this Agreement.

Article 24  (Representation and Warranty)

1. Nippon Oil hereby represents and warrants that the matters specified in each of the following Items are true and accurate as of the date of execution of this Agreement:

(1) Nippon Oil is a joint stock corporation (kabushiki kaisha) lawfully and validly incorporated and lawfully and validly existing in compliance with the laws of Japan, and has the power and authority required to conduct its businesses as of the date of execution of this Agreement;

(2) Nippon Oil has the power and authority required to lawfully and validly execute and perform this Agreement. Nippon Oil’s execution and performance of the Agreement are acts within the scope of the purposes specified in Nippon Oil’s articles of incorporation. Nippon Oil has taken all of the procedures required by the Laws and Regulations, Etc., or its articles of incorporation or any other internal rules in connection with the execution of this Agreement;

(3) The execution and performance of this Agreement by Nippon Oil does not violate (a) the Laws and Regulations, Etc., (b) the articles of incorporation or any other internal rules of Nippon Oil, or (c) any adjudication, decision, order, or any other judgment made by a court, administrative organ, or self-regulatory institution that binds Nippon Oil;

(4) Nippon Oil has, on or before the date of this Agreement, disclosed all the information regarding Nippon Oil that would materially affect the implementation or conditions of the Business Integration to Nippon Mining, or its legal counsels, certified public accountants, tax attorneys, consultants, financial advisers, or other outside professionals, in accordance with the agreement made between Nippon Oil and Nippon Mining. Such information disclosed by Nippon Oil, other than information relating to future prospects or projections, is true and accurate in any material respects and is not misleading with respect to any material facts;

(5) The Nippon Oil Financial Statements were duly prepared in accordance with Japanese GAAP, and accurately and properly show Nippon Oil’s financial conditions and business results as of the Base Year End and the Base Year in all material respects;

(6) Nippon Oil owes no material debt or obligation (whether determined or contingent, whatever the reason, and whether or not Japanese GAAP requires that material debt or obligation be stated or reflected in the balance sheet) other than those stated or reflected in the Nippon Oil Financial Statements or those which were incurred in the ordinary course of business and stated in its accounting books after the Base Year End;

(7) The annual securities reports, quarterly reports and extraordinary reports that Nippon Oil filed in accordance with the Financial Instruments and Exchange Act and the documents that Nippon Oil disclosed in accordance with the rules of the relevant financial instruments exchange during the period from the Base Year End to the date of execution of this Agreement contain no false statement in any material respects, and contain, without omission, material matters that should be stated and material facts that are necessary to be stated in order to make them not misleading;

(8) Nippon Oil Group complies with applicable Laws and Regulations, Etc. and internal rules in all material respects in its business. Nippon Oil Group is not party to any agreement, and has no other similar relation with any anti-social force or corporate racketeer, under which Nippon Oil Group provides monetary benefits or other favors, or any assistance or benefits to the anti-social force or corporate racketeer; and

(9) There is no litigation or other dispute pending or in process that would materially affect Nippon Oil Group’s business or financial conditions or the implementation of the Business Integration or the performance of its obligations under this Agreement. Additionally, to the best of Nippon Oil’s knowledge, there is no potential litigation or other dispute.

2. Nippon Mining hereby represents and warrants that the matters specified in each of the following Items are true and accurate as of the date of execution of this Agreement:

(1) Nippon Mining is a joint stock corporation (kabushiki kaisha) lawfully and validly incorporated, and lawfully and validly existing in compliance with the laws of Japan, and has the power and authority required to conduct its businesses as of the date of execution of this Agreement;

(2) Nippon Mining has the power and authority required to lawfully and validly execute and perform this Agreement. Nippon Mining’s execution and performance of the Agreement are acts within the scope of the purposes specified in Nippon Mining’s articles of incorporation. Nippon Mining has taken all of the procedures required by the Laws and Regulations, Etc., or its articles of incorporation or any other internal rules in connection with the execution of this Agreement;

(3) The execution and performance of this Agreement by Nippon Mining does not violate (a) the Laws and Regulations, Etc., (b) the articles of incorporation or any other internal rules of Nippon Mining, or (c) any adjudication, decision, order, or any other judgment made by the relevant court, administrative organ, or self-regulatory institution that binds Nippon Mining;

(4) Nippon Mining has, on or before the date of this Agreement, disclosed all the information regarding Nippon Mining that would materially affect the implementation or conditions of the Business Integration to Nippon Oil, or its legal counsels, certified public accountants, tax attorneys, consultants, financial advisers, or other outside professionals, in accordance with the agreement made between Nippon Oil and Nippon Mining. Such information disclosed by Nippon Mining, other than information relating to future prospects or projections, is true and accurate in any material respects and is not misleading with respect to any material facts;

(5) The Nippon Mining Financial Statements were duly prepared in accordance with Japanese GAAP, and accurately and properly show Nippon Mining’s financial conditions and business results as of the Base Year End and the Base Year in all material respects;

(6) Nippon Mining owes no material debt or obligation (whether determined or contingent, whatever the reason, and whether or not Japanese GAAP requires that material debt or obligation be stated or reflected in the balance sheet) other than those stated or reflected in the Nippon Mining Financial Statements or those which were incurred in the ordinary course of business and stated in its accounting books after the Base Year End;

(7) The annual securities reports, quarterly reports and extraordinary reports that Nippon Mining filed in accordance with the Financial Instruments and Exchange Act and the documents that Nippon Mining disclosed in accordance with the rules of the relevant financial instruments exchange during the period from the Base Year End to the date of execution of this Agreement contain no false statement in any material respects, and contain, without omission, material matters that should be stated and material facts that are necessary to be stated in order to prevent make them not misleading;

(8) Nippon Mining Group complies with applicable Laws and Regulations, Etc. and internal rules in all material respects in its business. Nippon Mining Group is not party to any agreement, and has no other similar relation with any anti-social force or corporate racketeer, under which Nippon Mining Group provides monetary benefits or other favors, or any assistance or benefits to the anti-social force or corporate racketeer; and

(9) There is no litigation or other dispute pending or in process that would materially affect Nippon Mining Group’s business or financial conditions or the implementation of the Business Integration or the performance of its obligations under this Agreement. Additionally, to the best of Nippon Mining’s knowledge, there is no potential litigation or other dispute.

Article 25  (Confidentiality)

1. Each of Nippon Oil and Nippon Mining shall keep strictly confidential the information set forth in each of the following items, and shall not use such information for any purpose other than for the execution and performance of this Agreement, or disclose or divulge such information to any third party:

(1) the terms of this Agreement and of the transaction contemplated under this Agreement; or

(2) any information that has been disclosed or will be disclosed by the other party during deliberation and negotiation of this Agreement or the Business Integration, implementation of this Business Integration, execution of rights or performance of obligations under this Agreement, or implementation of the transactions contemplated under this Agreement.

2. Confidential information shall not include information that:

(1) is already publicly known at the time of the disclosure of information by the disclosing party;

(2) becomes publicly-known through no fault of the receiving party after the disclosure to the receiving party;

(3) is already in the possession of the receiving party at the time of disclosure by the disclosing;

(4) is disclosed by a third party who is duly authorized to make such disclosure; or

(5) is developed independently without the use of confidential information disclosed by the disclosing party.

3. Notwithstanding Paragraph 1, if any of the following conditions occur, Nippon Oil and Nippon Mining may disclose confidential information of each other only to the extent set forth in each of the following Items:

(1) when the confidential information is required to be disclosed under applicable Laws and Regulations, Etc.; provided, however, that the party who discloses the confidential information hereunder shall, in consultation with the other party make reasonable efforts to limit the disclosure to the minimum necessary, after giving written notice to the other parties to whom the confidential information is disclosed including the content within the scope of the Laws and Regulation, Etc. as soon as the party becomes aware of this requirement to disclose;

(2) when a party discloses the confidential information to its officers and employees, subsidiaries or affiliated companies, or its legal counsels, certified public accountants, tax attorneys, consultants, financial advisers, or other outside professionals to the extent necessary for the implementation of Business Integration, the execution of the rights or performance of the obligations under this Agreement, or the implementation of the transactions contemplated by this Agreement; provided that the party to whom the confidential information is disclosed shall comply with the same restrictions on the use and disclosure of such confidential information as are set forth in this Article; or

(3) when the other party gives prior written approval.

4. The confidentiality obligations of each party set forth in this Article shall continue to be effective for 10 years after this Agreement is terminated.

5. The confidentiality agreement (including a memorandum incidental and related thereto) entered into by and between Nippon Oil and Nippon Mining as of November 12, 2008, shall be void as of the execution of this Agreement.

Article 26  (Duty of Care of a Good Manager)

From the date of execution of this Agreement until the establishment of the Holding Company, Nippon Oil and Nippon Mining shall each conduct their respective businesses and manage and operate their respective assets with the due care required of a good manager, and any acts which may have a material influence on the assets and rights and obligations shall only be taken after consultation between the companies held in good faith.

Article 27  (Cancellation of this Agreement)

1. Nippon Oil and Nippon Mining may immediately cancel this Agreement by providing written notice to the other party prior to the establishment of the Holding Company if any of the following events occur:

(1) if any petition for the commencement of bankruptcy proceedings, civil rehabilitation proceedings, or corporate reorganization proceedings with respect to the other party is made, or if the other party passes a resolution of dissolution; or

(2) if the other party is unable to pay its debts, suspends payments or falls into a financial condition with liabilities in excess of assets.

2. Nippon Oil and Nippon Mining may immediately cancel this Agreement by providing written notice to the other party if any of the following events occur and if, within 30 days after providing written notice and to the other party of such occurrence, the other party fails to cure such event or and Nippon Oil and Nippon Mining do not reach an agreement on actions that may be taken in lieu of curing the event (including reviewing the Exchange Ratio prescribed in accordance with Article 5, Paragraph 3):

(1) any material breach of this Agreement by the other party;

(2) the other party’s representations or warranties in Article 24 of this Agreement are proved to have been, or have become, incorrect or misleading in any material respect; or

(3) a material adverse effect on the conditions of the business, the assets, or the liabilities of the other party occurs, or in any other circumstances that make it extremely difficult to achieve the purpose of the Business Integration with respect to the other party;

3. The cancellation of this Agreement in accordance with the first paragraph or the preceding paragraph shall not preclude claims for damages against the other party and in such a case the extent of damage the other party shall compensate for shall include expenses incurred in preparing and executing the Business Integration from the Basic Agreement Date to the cancellation of this Agreement.

Article 28  (Change of Terms and Conditions of the Business Integration, and Cessation of the Business Integration)

From the date of the execution of this Agreement until the formation of the Holding Company, Nippon Oil and Nippon Mining may change the terms and conditions of the Business Integration and other matters set forth in this Agreement or cease the Business Integration by mutual consent after consultation in good faith in the case where the assets or the financial health of Nippon Oil or Nippon Mining have materially changed, where either Nippon Oil or Nippon Mining does not obtain approvals, etc. necessary for the Business Integration from the relevant governmental authorities, etc. under Laws and Regulation, Etc., where either Nippon Oil or Nippon Mining does not obtain shareholders’ approval for the Share Transfer Plan at its extraordinary general meeting of shareholders described in Article 5, Paragraph 4 or where a judgment confirming the rescission, nullity or absence of the resolution of the shareholder’s meeting approving the Share Transfer Plan has become final and binding, or in other cases where circumstances that significantly impede the execution of the Business Integration occur, or it becomes clear that they will occur.

Article 29  (Termination of this Agreement)

1. This Agreement shall terminate automatically if any of the following conditions occur:

(1) Nippon Oil and Nippon Mining decide to cease the Business Integration in accordance with the preceding article; or

(2) this Agreement is cancelled in accordance with Article 27.

2. Nippon Oil and Nippon Mining agree to terminate the Share Transfer Plan if this Agreement is terminated in accordance with the preceding paragraph.

3. Article 25, Article 27, Paragraph 3, and Article 32 shall survive the termination of this Agreement.

Article 30  (Publication)

1. Nippon Oil and Nippon Mining shall make a joint announcement immediately after the execution of this Agreement, the content of which shall be agreed in advance.

2. If Nippon Oil and Nippon Mining shall make a joint announcement regarding the Business Integration in addition to that contemplated in the preceding paragraph, Nippon Oil and Nippon Mining shall do so upon reaching agreement after prior consultation.

Article 31  (Restriction of Assignment, etc.)

Neither Nippon Oil nor Nippon Mining may assign, transfer to any third party, cause any third party to assume, or otherwise dispose of this Agreement or any right or obligation under this Agreement, without the prior written consent of the other party.

Article 32  (Governing Law • Court with Jurisdiction)

1. This Agreement shall be governed by, and interpreted in accordance with, the laws of Japan.

2. The parties agree that the Tokyo District Court shall be the court of first instance having exclusive jurisdiction over any disputes relating to this Agreement.

Article 33  (Matters to be Consulted)

With respect to any matter not set forth in this Agreement or any uncertainties regarding the interpretation of any provision in this Agreement, Nippon Oil and Nippon Mining shall, in each case, settle such matters upon mutual consultation in good faith.

IN WITNESS WHEREOF, Nippon Oil and Nippon Mining hereto have executed this Agreement in duplicate by placing their signatures and seals thereon, and each party shall keep one original.

October 30, 2009

Nippon Oil	3-12, Nishi Shimbashi 1-chome, Minato-ku, Tokyo Nippon Oil Corporation Representative Director and President	Shinji Nishio

Nippon Mining	10-1, Toranomon 2-chome, Minato-ku, Tokyo Nippon Mining Holdings, Inc. President and Chief Executive Officer	Mitsunori Takahagi

Attachment 1 to the Joint Share Transfer Agreement

(Translation)

Share Transfer Plan

Nippon Oil Corporation (“Nippon Oil”) and Nippon Mining Holdings, Inc. (“Nippon Mining”) hereby agree to conduct a joint share transfer and jointly prepare this share transfer plan (the “Plan”).

Article 1  (Share Transfer)

In accordance with this Plan, Nippon Oil and Nippon Mining shall conduct a joint share transfer (the “Share Transfer”) in which all of the issued shares of Nippon Oil and Nippon Mining will be acquired by the newly established holding company (the “Holding Company”).

Article 2  (Purpose, corporate name, address of head office and total number of authorized shares of the Holding Company and any other matters specified by the Articles of Incorporation)

Purpose, corporate name, address of head office and total number of authorized shares of the Holding Company shall be provided in the following items.

(1) Purpose

The purpose of the Holding Company shall be as described in Article 2 of the Articles of Incorporation attached hereto.

(2) Corporate name

The name of the Holding Company shall be “JX Holdings Kabushiki Kaisha,” and “JX Holdings, Inc.” in English.

(3) Location of head office

The location of the head office of the Holding Company shall be Chiyoda-ku, Tokyo and its address shall be 6-3, Otemachi 2-chome, Chiyoda-ku, Tokyo.

(4) Total number of authorized shares

The total number of authorized shares issuable by the Holdings Company shall be 8,000,000,000.

2. In addition to what is prescribed in the preceding paragraph, matters to be prescribed in the Articles of Incorporation of the Holdings Company are stipulated in the Articles of Incorporation attached hereto.

Article 3  (Names of directors, corporate auditors and accounting auditor of the Holding Company at the time of incorporation)

Names of the directors of the Holding Company at the time of incorporation shall be as follows:

Shinji Nishio, Mitsunori Takahagi, Shigeo Hirai, Kiyonobu Sugiuchi, Yukio Yamagata, Kazuo Kagami, Ichiro Uchijima, Junichi Kawada, Yasushi Kimura, Isao Matsushita, Makoto Koseki, Masanori Okada, Etsuhiko Shoyama, Juichi Takamura, Masahiro Sakata, Hiroshi Komiyama

2. Names of the corporate auditors of the Holding Company at the time of incorporation shall be as follows:

Fumio Ito, Hideo Tabuchi, Masao Fujii, Hidehiko Haru, Hiroyasu Watanabe, Mitsudo Urano

3. Name of the accounting auditor of the Holding Company at the time of incorporation shall be as follows:

Ernst & Young ShinNihon LLC.

Article 4  (The shares of common stock to be issued by the Holding Company upon the Share Transfer and the allotment of such shares)

The number of shares of common stock of the Holding Company to be issued to the shareholders of Nippon Oil and Nippon Mining upon the Share Transfer in exchange for the shares of common stock of Nippon Oil or Nippon Mining shall be the total sum of the numbers set forth in the following items.

(1) The number obtained by multiplying the total number of the issued shares of common stock of Nippon Oil at the end of the day immediately preceding the Date of Incorporation of the Holding Company (as defined in Article 6; the same shall apply hereinafter) by 1.07.

(2) The number obtained by multiplying the total number of the issued shares of common stock of Nippon Mining at the end of the day immediately preceding the Date of Incorporation of the Holding Company by 1.00.

2. Upon the Share Transfer, the Holding Company shall allot the shares of common stock of the Holding Company to the shareholders of Nippon Oil or Nippon Mining whose names appear on the latest registers of shareholders as of the day immediately preceding the Date of Incorporation of the Holding Company at the ratios set forth in the following items, respectively.

(1) 1.07 shares of common stock of the Holding Company per one (1) share of common stock of Nippon Oil to the shareholder of Nippon Oil.

(2) 1.00 shares of common stock of the Holding Company per one (1) share of common stock of Nippon Mining to the shareholder of Nippon Mining.

3. In the calculations set forth in the preceding two paragraphs, if a fraction constituting less than one share of common stock will be allotted, it shall be handled in accordance with Article 234 of the Companies Act and other applicable laws and regulations.

Article 5  (Matters regarding amount of capital and reserves of the Holding Company)

The amount of capital and reserves of the Holding Company on the Date of Incorporation shall be as provided in each of the following items.

(1) Amount of capital
100,000,000,000 yen

(2) Amount of capital reserve
25,000,000,000 yen

(3) Amount of retained earnings reserve
0 yen

Article 6  (The scheduled date of incorporation of the Holding Company)

The scheduled date for the registration of incorporation of the Holding Company (the “Date of Incorporation”) shall be April 1, 2010; provided, however, that Nippon Oil and Nippon Mining may change such date, by consultation between them, if necessary, to proceed with the Share Transfer or for any other reason.

Article 7  (Management of corporate assets, etc.)

From the preparation of this Plan until the Date of Incorporation of the Holding Company, Nippon Oil and Nippon Mining shall each conduct their respective businesses and manage and operate their respective assets with the due care required of a good manager, and any acts which may have a material influence on the assets and rights and obligations shall only be taken after consultation between the companies held in good faith.

Article 8  (Distribution of surplus)

Nippon Oil may make a distribution of surplus up to 14,600,000,000 yen in total and 10 yen per one (1) share of common stock of Nippon Oil to their shareholders and registered pledgees whose names appear on the latest register of shareholders as of September 30, 2009.

2. Nippon Oil may make a distribution of surplus up to 11,800,000,000 yen in total and 8 yen per one (1) share of common stock of Nippon Oil to their shareholders and registered pledgees whose names appear on the latest register of shareholders as of March 31, 2010.

3. Nippon Mining may make a distribution of surplus up to 7, 000,000,000 yen in total and 7.5 yen per one (1) share of common stock of Nippon Mining to their shareholders and registered pledgees whose names appear on the latest register of shareholders as of September 30, 2009.

4. Nippon Mining may make a distribution of surplus up to 7, 000,000,000 yen in total and 7.5 yen per one (1) share of common stock of Nippon Mining to their shareholders and registered pledgees whose names appear on the latest register of shareholders as of March 31, 2010.

5. Nippon Oil and Nippon Mining shall not pass any resolution for distribution of surplus to set the record date for a payment of dividends to the day on and prior to the Date of Incorporation after the preparation of this Plan except for as set forth in each of the preceding paragraphs.

Article 9  (Change of terms and conditions of the Share Transfer, and termination of the Share Transfer)

Nippon Oil and Nippon Mining may change the terms and conditions of the Share Transfer and other matters prescribed in the Plan or cease the Share Transfer by mutual consent upon mutual consultation in good faith in cases where the assets or the financial health of Nippon Oil or Nippon Mining have materially changed or in cases where circumstances that significantly impede the execution of the Share Transfer occur, or it becomes clear that they will occur, or any other circumstances that it is found to be extremely difficult to achieve the purpose of the Share Transfer, during the period from the preparation of this Plan to the Date of Incorporation of the Company.

Article 10  (Effectiveness of this Plan)

This Plan shall cease to be effective,

(1) if either Nippon Oil or Nippon Mining does not obtain shareholders’ approval for this Plan at its general meeting of shareholders, or

(2) if either Nippon Oil or Nippon Mining does not obtain statutory approvals, etc. necessary for the Share Transfer from the relevant governmental authorities, etc.

Article 11  (Matters to be consulted in good faith)

With respect to any matter not set forth in this Plan or any uncertainties regarding the interpretation of any provision in this Plan, Nippon Oil and Nippon Mining shall, in each case, settle such matters upon mutual consultation in good faith.

IN WITNESS WHEREOF, Nippon Oil and Nippon Mining hereto have executed this Plan in duplicate by placing their respective signatures and seals thereon, and each party shall keep one original.

October 30, 2009

Nippon Oil	3-12, Nishi Shimbashi 1-chome, Minato-ku, Tokyo Nippon Oil Corporation Representative Director and President	Shinji Nishio

Nippon Mining	10-1, Toranomon 2-chome, Minato-ku, Tokyo Nippon Mining Holdings, Inc. President and Chief Executive Officer	Mitsunori Takahagi

Attachment to the Share Transfer Plan

(Translation)

ARTICLES OF INCORPORATION
of
JX Holdings, Kabushiki Kaisha

CHAPTER I — GENERAL PROVISIONS

(CORPORATE NAME)

ARTICLE 1 — The name of the Company shall be JX Holdings, Kabushiki Kaisha, and in English JX Holdings, Inc..

(PURPOSES)

ARTICLE 2 — The purposes of the Company shall be, by means of holding shares, to manage and control companies engaged in the following businesses and to conduct any other business incidental to such purpose:

(1) To explore, develop, recover, refine, process, store, purchase and sell and transport petroleum, natural gas and other energy resources and by-products thereof;

(2) To manufacture, process, purchase and sell petrochemical products and other chemical products;

(3) To supply electricity;

(4) To develop, manufacture, purchase and sell fuel cells, solar cells, electric storage devices, cogeneration systems and other distributed energy systems;

(5) To develop, manufacture, purchase and sell biotechnology-related products;

(6) To purchase and sell automobiles and automotive supplies and to service and repair automobiles;

(7) To explore, develop, recover, refine, process, store, purchase and sell and transport metal and other mineral resources and by-products thereof;

(8) To process metal and to manufacture, purchase and sell electronic materials and the raw materials thereof;

(9) To engage in the resource recycling business, soil cleanup business and waste disposal business;

(10) To purchase and sell and lease, whether as lessor or lessee or both, real estate and to act as intermediaries or administrators of real estate;

(11) To engage in the financing business and to act as casualty insurance agent and life insurance broker;

(12) To undertake development, sales and purchase, lease and operation of computer system and software, and to provide information services;

(13) To contract combined and facility engineering work;

(14) To engage in the transportation business;

(15) To manufacture, purchase and sell general machinery and instrument, electrical machinery and instrument, and precision machinery and instrument;

(16) To engage in non-destructive inspection business, staffing business, environmental assessment business, travel business and travel agency business;

(17) To manage athletic facilities;

(18) To purchase and sell daily commodities;

(19) To do any and all other businesses incidental or relating to any of the foregoing items.

2. The Company may conduct any business stipulated in each items of the preceding paragraph.

(LOCATION OF HEAD OFFICE)

ARTICLE 3 — The head office of the Company shall be located in Chiyoda-ku, Tokyo.

(CORPORATE BODIES)

ARTICLE 4 — The Company shall have the following organizations in addition to the general meeting of shareholders and directors:

(1) Board of Directors

(2) Executive Officers

(3) Corporate Auditors

(4) Board of Corporate Auditors

(5) Accounting Auditors

(METHOD OF PUBLIC NOTICE)

ARTICLE 5 — Public notices of the Company shall be given electronically; provided, however, that in the event the Company is unable to give electronic public notice due to an accident or any other unavoidable reason, public notices of the Company shall be given in the Nihon Keizai Shimbun newspaper.

CHAPTER II — SHARES

(TOTAL NUMBER OF AUTHORIZED SHARES )

ARTICLE 6 — The total number of authorized shares issuable by the Company shall be eight (8) billion.

(ACQUISITION OF THE COMPANY’S OWN SHARES)

ARTICLE 7 — The Company may, by a resolution of the Board of Directors, acquire its own shares pursuant to the provisions of Article 165, Paragraph 2 of the Companies Act.

(NUMBER OF SHARES CONSTITUTING ONE UNIT OF SHARES)

ARTICLE 8 — The number of shares constituting one unit of shares of the Company shall be one hundred (100).

(RIGHTS PERTAINING TO SHARES OF LESS THAN ONE UNIT)

ARTICLE 9 — A shareholder of the Company is not entitled to exercise any right with respect to shares constituting less than one unit held by such shareholder except for any of the following rights:

1. Rights stipulated in each item of Article 189, Paragraph 2 of the Companies Act;

2. Right to allotment of offered shares and offered stock acquisition rights, in proportion to the number of shares held by the shareholder; and

3. Right to demand sale of additional shares constituting less than one unit as provided in the following Article.

(DEMAND FOR SALE OF SHARES BY SHAREHOLDERS HOLDING SHARES CONSTITUTING LESS THAN ONE UNIT)

ARTICLE 10 — Shareholders of the Company may, pursuant to the Share Handling Regulations set forth in Article 12 hereof, demand that the Company sell to the shareholder a number of shares that, together with shares constituting less than one unit held by the shareholder will constitute one unit.

(SHAREHOLDER REGISTER ADMINISTRATOR)

ARTICLE 11 — The Company shall have an administrator of the Shareholder Register for share administration.

2. The Company shall, by a resolution of the Board of Directors, appoint an administrator of the Shareholder Register and designate the place to perform his duties as such, and the Company shall give public notice of such appointment and designation.

3. All administration services relating to the Register of Shareholders and the ledger of stock acquisition rights of the Company (hereinafter collectively referred to as “Register of Shareholders, etc.”) including but not limited to preparation and keeping of the Register of Shareholders, etc. shall not be performed by the Company but shall be delegated to the administrator of the Shareholder Register.

(SHARE HANDLING REGULATIONS)

ARTICLE 12 — All share administration procedures and the fees thereof shall be subject to the Share Handling Regulations determined by a resolution of the Board of Directors, except as provided by laws, ordinances or this Articles of Incorporation.

CHAPTER III — GENERAL MEETING OF SHAREHOLDERS

(CONVENING)

ARTICLE 13 — An Ordinary General Meeting of Shareholders shall be convened within three (3) months after the end of each fiscal year and an Extraordinary General Meeting of Shareholders may be convened whenever necessary.

(RECORD DATE OF ORDINARY GENERAL MEETING OF SHAREHOLDERS)

ARTICLE 14 — The record date of the Ordinary General Meeting of Shareholders of the Company shall be March 31 of each year. The Company shall deem shareholders whose names are recorded in the Register of Shareholders on March 31 of each fiscal year to be the shareholders entitled to exercise their voting rights at the Ordinary General Meeting of Shareholders.

(ELECTRONIC DISCLOSURE OF REFERENCE MATERIAL FOR THE GENERAL MEETING OF SHAREHOLDERS, ETC. AND DEEMED PROVISION)

ARTICLE 15 — The Company may, at the time of convocation of a General Meeting of Shareholders, deem to have provided shareholders with the Reference Material for the General Meeting of Shareholders, business reports, non-consolidated and consolidated financial documents (hereinafter collectively referred to as “Reference Material for the General Meeting of Shareholders, etc.”) by disclosing information with respect to matters which shall be stated or indicated in Reference Material for the General Meeting of Shareholders, etc. to shareholders through electronic means as provided for in the ordinances of the Ministry of Justice.

(CHAIRMAN)

ARTICLE 16 — The President shall act as Chairman at the General Meetings of Shareholders. If the President is unable to act as Chairman at a General Meeting of Shareholders, a Director shall act in his or her place in accordance with the order determined in advance by a resolution of the Board of Directors.

(ADOPTION OF RESOLUTIONS)

ARTICLE 17 — All resolutions at a General Meeting of Shareholders shall be adopted by a majority of the voting rights held by the shareholders present who are entitled to exercise voting rights.

2. Notwithstanding the foregoing paragraph, resolutions to be adopted at a General Meeting of Shareholders pursuant to each item of Article 309, Paragraph 2 of the Companies Act shall be adopted by no less than two thirds (2/3) of the voting rights held by the shareholders present at the meeting, at which no less than one third (1/3) of the voting rights of all shareholders entitled to exercise voting rights are present.

(EXERCISE OF VOTING RIGHTS BY PROXY)

ARTICLE 18 — A shareholder may exercise his or her voting right(s) by appointing one (1) person to serve as a proxy who shall be a shareholder of the Company entitled to exercise voting right(s).

(MINUTES)

ARTICLE 19 — Minutes shall be prepared at each General Meeting of Shareholders as provided for in the ordinances of the Ministry of Justice.

CHAPTER IV — DIRECTORS, BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

(NUMBER AND ELECTION OF DIRECTORS)

ARTICLE 20 — The Company shall have no more than twenty (20) Directors, who shall be elected by a resolution of a General Meeting of Shareholders.

2. Resolutions to elect Directors shall be adopted by a majority vote of the shareholders present at the General Meeting of Shareholders where the shareholders holding one third (1/3) or more of the voting rights of the shareholders entitled to exercise their voting rights are present.

3. Cumulative voting shall not be used in adapting a resolution for election of Directors.

(TERM OF OFFICE OF DIRECTORS)

ARTICLE 21 — The term of office of a Director shall expire at the close of the Ordinary General Meeting of Shareholders for the last fiscal year ending within one (1) year after his or her appointment.

2. The term of office of a Director elected to increase the number of Directors or fill the vacancy of the Board created by earlier termination of a Director shall be the remainder of the term of office of the other Directors.

(REMUNERATION, ETC. OF DIRECTORS)

ARTICLE 22 — Remuneration, bonuses and other financial benefits of Directors received from the Company in consideration for the execution of the duties, (hereinafter referred to as “Remunerations, etc.”) shall be determined by a resolution of a General Meeting of Shareholders.

(AGREEMENT LIMITING LIABILITY OF OUTSIDE DIRECTORS)

ARTICLE 23 — Pursuant to the provisions of Article 427, paragraph 1 of the Companies Act, the Company may enter into an agreement with outside directors to limit their liabilities under Article 423, paragraph 1 of the Companies Act to the amount provided by laws and ordinances.

(CONVOCATION OF MEETINGS OF THE BOARD OF DIRECTORS)

ARTICLE 24 — Notice of a Meeting of the Board of Directors shall be given to each Director and Corporate Auditor at least three (3) days before the day of the Meeting; provided, however, that in case of emergency such notice period may be shortened.

(REPRESENTATIVE DIRECTORS AND DIRECTORS WITH SPECIAL TITLES)

ARTICLE 25 — Representative Directors of the Company shall be appointed by a resolution of the Board of Directors.

2. The Board of Directors may, by resolution, appoint one (1) President, and one (1) Chairman and one (1) Vice Chairman of the Board of Directors.

(REGULATIONS OF THE BOARD OF DIRECTORS)

ARTICLE 26 — Except as provided by laws, ordinances or this Articles of Incorporation, the Board of Directors shall be administered in accordance with the Regulations of the Board of Directors which shall be adopted by a resolution of the Board of Directors.

(DEEMED ADOPTION OF A RESOLUTION OF THE BOARD OF DIRECTORS)

ARTICLE 27 — If a Director makes a proposal on any agenda item at the Board of Directors and all Directors who are authorized to participate in the voting on such agenda item unanimously agree to his or her proposal in writing or by electromagnetic records, the Company shall deem that such proposal is adopted by a resolution at a meeting of the Board of Directors unless one (1) or more Corporate Auditors object.

(EXECUTIVE OFFICERS AND EXECUTIVE OFFICERS WITH SPECIAL TITLES)

ARTICLE 28 — The Company shall elect Executive Officers by a resolution of the Board of Directors.

2. The Board of Directors may, by resolution, appoint one (1) President and Executive Officer, and several Executive Vice Presidents, Senior Executive Officers and Senior Vice Presidents.

(REGULATIONS FOR EXECUTIVE OFFICERS)

ARTICLE 29 — Responsibilities, obligations and other matters of Executive Officers shall be administered in accordance with the Regulations for Executive Officers which shall be adopted by a resolution of the Board of Directors.

CHAPTER V — CORPORATE AUDITORS, BOARD OF CORPORATE AUDITORS AND
ACCOUNTING AUDITORS

(NUMBER AND ELECTION OF CORPORATE AUDITORS)

ARTICLE 30 — The Company shall have no more than eight (8) Corporate Auditors, who shall be elected by a resolution of a General Meeting of Shareholders.

2. Resolutions to elect Corporate Auditors shall be adopted by a majority vote of the shareholders present at the General Meeting of Shareholders where the shareholders holding one third (1/3) or more of the voting rights of the shareholders entitled to exercise their voting rights are present.

(TERM OF OFFICE OF CORPORATE AUDITORS)

ARTICLE 31 — The term of office of a Corporate Auditor shall expire at the close of the Ordinary General Meeting of Shareholders for the last fiscal year ending within four (4) years after his or her appointment.

2. The term of office of a Corporate Auditor elected to fill the vacancy created by earlier termination of a Corporate Auditor shall be the remainder of the term of office of the Corporate Auditor being replaced.

(REMUNERATIONS, ETC. OF CORPORATE AUDITORS)

ARTICLE 32 — Remunerations, etc. of Corporate Auditors shall be determined by resolution of a General Meeting of Shareholders.

(AGREEMENT LIMITING LIABILITIES OF OUTSIDE CORPORATE AUDITORS)

ARTICLE 33 — Pursuant to the provision of Article 427, paragraph 1 of the Companies Act, the Company may enter into an agreement with an outside Corporate Auditor to limit their liabilities under Article 423, paragraph 1, of the Companies Act to the amount required by laws and ordinances.

(CONVOCATION OF MEETINGS OF THE BOARD OF CORPORATE AUDITORS)

ARTICLE 34 — Notice of a Meeting of the Board of Corporate Auditors shall be given to each Corporate Auditor at least three (3) days prior to the date of the Meeting; provided, however, that in case of emergency such notice period may be shortened.

(STANDING CORPORATE AUDITOR)

ARTICLE 35 — Standing Corporate Auditor(s) shall be appointed among Corporate Auditors by a resolution of the Board of Corporate Auditors.

(REGULATIONS OF THE BOARD OF CORPORATE AUDITORS)

ARTICLE 36 — Except as provided by laws, ordinances or this Articles of Incorporation, the Board of Corporate Auditors shall be administered in accordance with the Regulations of the Board of Corporate Auditors which shall be adopted by a resolution of the Board of Corporate Auditors.

(ESTABLISHMENT AND ELECTION OF ACCOUNTING AUDITORS)

ARTICLE 37 — The Company shall elect Accounting Auditors by a resolution of a General Meeting of Shareholders.

CHAPTER VI — ACCOUNTING

(FISCAL YEAR)

ARTICLE 38 — The fiscal year of the Company shall begin on April 1 of each year and end on March 31 of the following year.

(YEAR-END DIVIDENDS)

ARTICLE 39 — The record date of year-end dividends shall be March 31 of each year. The Company may, by a resolution of the General Meeting of Shareholders, declare and distribute surplus in any year as year-end dividends to shareholders or registered pledgees whose names are recorded in the Register of Shareholders on the record date each year.

(INTERIM DIVIDENDS)

ARTICLE 40 — The record date of interim dividends shall be September 30 of each year. The Company may, by a resolution of the Board of Directors, declare and distribute surplus in any year as interim dividends pursuant to the provisions of Article 454, paragraph 5 of the Companies Act to shareholders or registered pledgees whose names are recorded in the Register of Shareholders on the record date of that year.

(NEGATIVE PRESCRIPTION)

ARTICLE 41 — The Company shall be released from its obligation to pay any cash dividends which remain unclaimed for a period of three (3) years or more from the first payable date.

CHAPTER VII — SUPPLEMENTAL PROVISION

(INITIAL REMUNERATIONS, ETC. OF DIRECTORS AND CORPORATE AUDITORS)

ARTICLE 42 — Notwithstanding Article 22 and Article 32 hereof, the Remunerations, etc. of the Company’s Directors and Corporate Auditors for the period from the establishment of the Company to the first Ordinary General Meeting of Shareholders shall be as follows:

(1) The total amount of Remunerations, etc. of the Company’s Directors shall be no more than 1.1 billion yen per one (1) fiscal year; provided, however, that such amount shall not include the compensation and bonus to be paid as employee if a Director serves concurrently as an employee; and

(2) The total amount of Remunerations, etc. of the Company’s Corporate Auditors shall be no more than 200 million yen per one (1) fiscal year.

(DELETION OF SUPPLEMENTAL PROVISION)

ARTICLE 43 — This Supplemental provision shall be deleted as of the close of the first Ordinary General Meeting of Shareholders.

Attachment 2 to the Joint Share Transfer Agreement

Business Strategy of the Integrated Group

1.	Basic Strategy of the Integrated Group

(1) Aim to become one of the largest “integrated energy, resources and materials business groups” in the world.

(2) Maximize corporate value by prioritizing the distribution of management resources in areas offering the highest profitability.

(3) Promote projects that assist in the creation of a better global environment and innovation of new technologies, and contribute to the development of a sustainable economy and society.

2.	Individual Business Strategies of the Core Businesses

Petroleum Refining & Marketing Business

(1) Undertake fundamental structural reforms that anticipate future changes in the business environment.

•	Maintain and improve the competitiveness of oil refineries by decreasing oil refining capacity in anticipation of predicted future decreases in the domestic demand for petroleum products and increasing efficiency of and value-added by refining facilities, responding to changes in the demand structure.

•	Through a comprehensive review of the value chain from refining through marketing, significantly improve cost competitiveness, maximizing synergies and realizing economies of scale.

•	Actively pursue the global expansion of businesses, focusing on the growing Asian market.

(2) Strive to be an integrated energy company that responds to our customers’ needs.

•	Through the implementation of best practices, improve customer satisfaction and strengthen the brand value.

•	In anticipation of a low carbon-emission society, actively engage in new energy businesses such as fuel cells and photovoltaic power generation.

Oil and Natural Gas E&P Business

(1) Aim for sustainable growth while responding flexibly to changes in the business environment.

•	Become a global oil and natural gas exploration and production company by actively making investments, as well as carrying out thorough risk management, while responding flexibly to changes in the business environment. Changes in business environment may include rapid fluctuations in the price of crude oil, increased resource nationalism, heightened competition for resources and growing environmental awareness.

(2) Strengthen our operating base on a global scale through our accumulated technology and trusted relationships with governments of oil-producing countries and business partners.

•	Accumulate technology by conducting carefully implemented operations using the combined knowledge and know-how of the two companies. In addition, generate promising business opportunities by strengthening relationships with governments of oil-producing countries and business partners.

Metals Business

(1) Aim to establish a global integrated production system centered on the copper business.

•	Because the demand for copper is expected to continue to increase in the mid- to long-term while procurement of copper concentrates will become more difficult, actively develop copper mines and improve the equity base entitlement volume and improve investment returns.

•	Secure new supplies of resources through the development of new and innovative copper-smelting technologies.

(2) Aim to have one of the top market shares in areas in which significant growth is expected

•	With respect to the electronic materials business, through sophisticated technological capabilities and close cooperation with clients, introduce high-functionality materials to the market in a timely manner.

•	By actively promoting the recycling and environmental services business, contribute to the realization of a society that reuses resources and stabilize the procurement of rare metals used in IT and environmentally-friendly products.

•	Develop into new core businesses the titanium products business, which is expected to grow, and the business of manufacturing polysilicon for photovoltaic power generation, which is expected to play a major role in the energy business in the future.